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                                                                    EXHIBIT 99.1

For Immediate Release
December 7, 2001

                  Triton PCS prices secondary stock offering

BERWYN, Pa., Dec 7 - Digital wireless phone service provider Triton PCS Holdings Inc. (NYSE:TPC - news) on Friday said it priced its secondary stock offering of
7.2 million shares at $30.55 per share.

This represents an increase over the proposed 6 million-share offering previously announced. Triton stock was up 49 cents, or 1.6 percent, at $31.04 on the New York Stock Exchange in Friday morning trading.

The company also announced that its largest shareholders, J.P. Morgan Capital Corp. and Desai Capital Management Inc., have agreed to an extended lock-up period of 150 days as part of the transaction.

The offering was made on behalf of current institutional shareholders and the company does not receive any proceeds from the offering.

Salomon Smith Barney acted as a co-lead manager and the sole bookrunner for the offering. Morgan Stanley Dean Witter was also a joint lead manager. Credit Suisse First Boston and Wachovia Securities acted as co-managers for the offering. The company has granted the underwriters an option to purchase an aggregate of 1.08 million shares of Class A common stock at the public offering price to cover over-allotments, if any.